Exhibit 99.1

IMPAX LABORATORIES, INC.
2.00% CONVERTIBLE SENIOR NOTES DUE 2022
CUSIP 45256BAE1
NOTICE OF MERGER EVENT
March 19, 2018
We refer to that certain Indenture (the “Original Indenture”), dated as of June 30, 2015, relating to the 2.00% Convertible Senior Notes due 2022 (the “Notes”) of Impax Laboratories, Inc., a Delaware corporation (“Impax” or the “Company”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 6, 2017, between Impax and the Trustee (together with the Original Indenture, the “Indenture”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture.
We also refer to that certain Business Combination Agreement (the “BCA”), dated as of October 17, 2017, among the Company, Amneal Pharmaceuticals LLC (“Amneal”), Atlas Holdings, Inc. (“Holdco”), a wholly-owned subsidiary of the Company, and K2 Merger Sub Corporation (“Merger Sub”), a wholly-owned subsidiary of Holdco and an indirect wholly-owned subsidiary of the Company, as amended on November 21, 2017 and December 16, 2017. As previously reported by the Company, pursuant to the BCA, at the Closing (as such term is defined in the BCA), the following events will occur:

1.	Merger Sub will be merged with and into Impax (the “Impax Merger”), with Impax continuing as the surviving corporation;

2.
Each share of Impax common stock outstanding immediately prior to the Impax Merger Effective Time (as defined in the BCA), other than shares owned or held by Impax in treasury, by Amneal or by any of their respective subsidiaries, will be converted into the right to receive one share of Class A common stock of Holdco;

3.	Impax will convert to a Delaware limited liability company named Impax Laboratories, LLC;

4.	Holdco will contribute all of the equity interests of Impax to Amneal in exchange for certain equity interests of Amneal;

5.	Holdco will re-register as a public company and be renamed Amneal Pharmaceuticals, Inc. (Holdco after such re-registration and renaming is referred to herein as “New Amneal”);

6.	New Amneal will issue shares of its Class B common stock to Amneal Pharmaceuticals Holding Company, LLC, AP Class D Member, LLC, AP Class E Member, LLC and AH PPU Management, LLC; and

7.	New Amneal will become the managing member of Amneal.

    This letter hereby serves as notice to the Trustee and the Holders, pursuant to Section 14.10 of the Indenture, Impax currently expects the closing (“the Closing”) of the transactions contemplated by the BCA (such transactions, collectively (i)-(vii), are referred to herein as the “Combination”) may occur as early as April 9, 2018, subject to the receipt of shareholder, Federal Trade Commission and other regulatory approvals.
Additional Information
Should you have any questions about the foregoing, please contact Mark Donohue, Investor Relations and Corporate Communications at (215) 558-4526.